Exhibit 3.1

COMPANIES (JERSEY) LAW 1991

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF
ASSOCIATION
of
ALLOY TOPCO LIMITED

Company Number 130424

(Adopted by special resolution passed on 6 March 2020)

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

ALLOY TOPCO LIMITED

(the “Company”)

a no par value limited company

1.	INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.	COMPANY NAME

The name of the Company is Alloy Topco Limited.

3.	TYPE OF COMPANY

3.1	The Company is a private company.

3.2	The Company is a no par value company.

4.	NUMBER OF SHARES

There shall be no limit on the number of shares which may be issued by the Company and if the share capital structure of the Company is at any time divided into separate classes of share there shall be no limit on the number of shares of any class which may be issued by the Company.

5.	LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

36.	DIRECTORS MAY DELEGATE	29
37.	COMMITTEES	29
38.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY	29
39.	UNANIMOUS DECISIONS	30
40.	CALLING A DIRECTORS’ MEETING	30
41.	PARTICIPATION IN DIRECTORS’ MEETINGS	31
42.	QUORUM FOR DIRECTORS’ MEETINGS	31
43.	CHAIRING OF DIRECTORS’ MEETINGS	31
44.	CASTING VOTE	32
45.	DIRECTORS’ INTERESTS	32
46.	RECORDS OF DECISIONS TO BE KEPT	33
47.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES	33
48.	NUMBER OF DIRECTORS	33
49.	METHODS OF APPOINTING DIRECTORS	34
50.	TERMINATION OF DIRECTOR’S APPOINTMENT	35
51.	DIRECTORS’ REMUNERATION	35
52.	DIRECTORS’ EXPENSES	36
53.	COMPANY SECRETARY	36
54.	PROCEDURE FOR DECLARING DIVIDENDS	36
55.	CALCULATION OF DIVIDENDS	36
56.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS	37
57.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY	37
58.	NO INTEREST ON DISTRIBUTIONS	38
59.	UNCLAIMED DISTRIBUTIONS	38
60.	NON-CASH DISTRIBUTIONS	38
61.	WAIVER OF DISTRIBUTIONS	39
62.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS	39
63.	CONVENING OF GENERAL MEETINGS	40
64.	NOTICE OF GENERAL MEETINGS	40
65.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS	40
66.	QUORUM FOR GENERAL MEETINGS	41
67.	CHAIRING GENERAL MEETINGS	41
68.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS	41
69.	ADJOURNMENT	42
70.	CLASS MEETINGS	42
71.	VOTING: GENERAL	42

72.	ERRORS AND DISPUTES	42
73.	POLL VOTES	43
74.	CONTENT OF PROXY NOTICES	43
75.	DELIVERY OF PROXY NOTICES	44
76.	AMENDMENTS TO RESOLUTIONS	44
77.	WRITTEN RESOLUTIONS	45
78.	MEANS OF COMMUNICATION TO BE USED	46
79.	COMPANY SEALS	48
80.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS	48
81.	ACCOUNTS AND AUDIT	48
82.	INDEMNITY	48
83.	INSURANCE	48

COMPANIES (JERSEY) LAW 1991

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ALLOY TOPCO LIMITED

Company Number 130424

(the “Company”)

Adopted by special resolution passed on                                     2020

INTERPRETATION AND LIMITATION OF LIABILITY

1.	EXCLUSION OF STANDARD TABLE

None of the regulations contained in the Companies (Standard Table) (Jersey) Order 1992 shall apply to the Company and those regulations are hereby expressly excluded in their entirety and these Articles alone are the articles of association of the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Articles, unless expressly stated otherwise:

“Adoption Date” means the date on which these articles of association are adopted by the Company;

“Affiliate” means:

(a)	in the case of a person which is a body corporate, any direct or indirect subsidiary undertaking, parent undertaking or nominee of that person and any direct or indirect subsidiary undertaking of such parent undertaking, or any entity which manages and/or advises that person, is managed and/or advised by that person, or is managed and/or advised by the same entity as that person, in each case from time to time;

(b)	in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

(c)	in the case of a person which is a partnership or limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the partnership or limited partnership or any sub-fund or any other partnership in which the partnership holds, directly or indirectly, any interests;

(d)	in the case of any investment fund, any Related Fund or controlled co-investment vehicle;

(e)	in the case of a person that is acting as nominee for another person, the person that has appointed or nominated such nominee;

(f)	in the case of any person referred to in paragraphs (c), (d) or (e) above, any entity that manages or advises such person; and

(g)	in the case of any person referred to in paragraphs (a) to (f) above, any Affiliate of such person;

“Affiliate Transfer” has the meaning given in Article 8.3;

“Alternate” or “Alternate Director” has the meaning given in Article 49.3;

“Appointor” has the meaning given in Article 49.3;

“Articles” means the Company’s articles of association for the time being in force;

“Asset Sale” means a sale by the Company (or other Group Companies) of all, or substantially all, of the Group’s business, assets and undertakings (other than pursuant to an intra-group reorganisation);

“Bankruptcy” includes individual insolvency proceedings in a jurisdiction other than Jersey which have an effect similar to that of bankruptcy and which references shall also have the meaning ascribed to it in the Interpretation (Jersey) Law 1954;

“Board” means the board of directors of the Company from time to time;

“Board Observer” means a person appointed by the Investors to attend meetings of the Board in the role of observer pursuant to any agreement between the members;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London and Jersey are open for ordinary banking business;

“Call” has the meaning given in Article 16.1;

“Call Notice” has the meaning given in Article 16.1;

“Call Payment Date” has the meaning given in Article 19.2;

“Capitalised Sum” has the meaning given in Article 62.1(b);

“CEO” means the chief executive officer of the Group from time to time;

“Chairman” has the meaning given in Article 43 (Chairing Of Directors’ Meetings);

“Chairman of the Meeting” has the meaning given in Article 66 (Chairing General Meetings);

“Co-Investment Scheme” means a scheme under which certain officers, Employees or partners of the relevant entity are entitled or required (as individuals or through any other person) directly or indirectly to acquire interests in shares in the Company or any other Group Company;

“Companies Law” means the Companies (Jersey) Law 1991, as amended;

“Company’s Lien” has the meaning given in Article 14.1;

“Company Secretary” means any person (including without limitation associations and bodies of persons, whether corporate or unincorporated) appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more such persons being appointed as joint secretaries any one or more of the persons so appointed;

“Competitor, Customer or Supplier” means:

(a)	any person who operates or plans to operate in the same industry or sector as the Group in any jurisdiction at the relevant time, in particular by providing or planning to provide products or services that are the same as, or substitutes for, the products and services provided by the Group at the relevant time; and/or

(b)	any person who is a material customer, supplier, contractor or sub-contractor of one or more members of the Group at the relevant time,

together with such person’s Affiliates, Related Funds, agents or proxies, or any person who, either alone or acting together with any other person, including any Affiliate of such person, holds greater than 25% direct or indirect ownership or controls more than 25% of the direct or indirect voting rights of any such person in (a) or (b), but excluding any person or any of its Affiliates that is, or whose interests are managed by, a bona fide Fund Manager (each, an “Interested Party”) regularly engaged in or established for the purposes of making, purchasing or investing in loans, debt securities or other financial assets, which has not been established for the primary or main purpose of investing in the share capital of companies or to obtain a control position in any company, which, either alone or acting together with any other person, including any Affiliate of such person, holds greater than 25% direct or indirect ownership or controls more than 25% of the direct or indirect voting rights in any operating or portfolio company (being a subsidiary undertaking or group of subsidiary undertakings trading as a separate and distinct going concern) that would otherwise be a person falling within (a) or (b) above, where bona fide customary information barriers are in place between such operating or portfolio company and the Interested Party which restrict the sharing of information between such operating or portfolio company and the Interested Party with regards to the Group and such operating or portfolio company;

“Director” means a director for the time being of the Company, and includes any person occupying the position of director, by whatever name called;

“Distribution Recipient” has the meaning given in Article 56.2;

“Document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“Drag Along Notice” has the meaning given in Article 9.2;

“Dragged Shareholders” has the meaning given in Article 9.1;

“Dragged Shares” has the meaning given in Article 9.1;

“Drag Transfer Documents” has the meaning given in Article 9.3;

“Electronic Form” has the meaning given in section 1168 of the UK Companies Act;

“Eligible Director” has the meaning given in Article 39.3;

“Employee” means an individual who is employed by, or is a director of, any Group Company from time to time or whose services are otherwise made available to any Group Company from time to time (and “employment” shall be construed accordingly);

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement;

“Executive Director” means any person appointed as an executive director of the Group by the Board from time to time;

“Exit” means an IPO, Winding-Up or completion of a Sale or completion of an Asset Sale;

“Exit Conflict” has the meaning given in Article 45.5;

“Finance Documents” means any financing or security agreements and related documents entered into by any Group Company and which are material to the Group as a whole, as amended, supplemented or replaced from time to time;

“Fully Paid” in relation to a share, means the full value of the share to be paid (whether in cash or otherwise) to the Company in respect of that share received by the Company or such share in issue credited as fully paid;

“Fund Manager” means any appropriately licensed and/or regulated person who acts for and on behalf of third party investors (and related investment arrangements) on a discretionary or non-discretionary basis pursuant to a management or advisory agreement in consideration for receipt of a management fee, advisory fee, carried interest and/or other similar form of remuneration;

“Group” means the Company or any New Holding Company and each of its or their subsidiary undertakings from time to time and “member of the Group” and “Group Company” shall be construed accordingly;

“Hard Copy Form” has the meaning given in section 1168 of the UK Companies Act;

“Holdco PIK Facility Agreement” means the term loan facility agreement entered into on or around the Adoption Date between, among others, Alloy Finco Limited (as borrower) and certain Investors (or their Affiliates or Related Funds) (as lenders), as amended, restated or supplemented and/or otherwise modified in accordance with its terms from time to time;

“Holdco PIK Facility Debt” has the meaning given in Article 8.4;

“Holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

“Independent Non-Executive Director” means a non-executive director that is not otherwise employed by or engaged to provide services to any member of the Group or any Investor or Affiliate of an Investor (but excluding any operating or portfolio company of any Investor or Affiliate of an Investor or of any other entity in which any Investor or Affiliate of an Investor holds an interest);

“Instrument” means a document in hard copy form;

“Initial Independent Non-Executive Director” means those Independent Non-Executive Directors who are appointed on or around the Adoption Date as the first Independent Non-Executive Directors of the Board;

“Interested Party” has the meaning given in this Clause 2.1;

“Investor” means any holder of Ordinary Shares from time to time;

“Investor Majority” means the holders of at least 50.1% of the issued Ordinary Shares acting by way of written consent or direction;

“Investor Special Majority” means the holders of at least 66.67% of the issued Ordinary Shares acting by way of written consent or direction;

“Investor Super Majority” means holders of at least 75% of the issued Ordinary Shares (or such higher percentage as may be required in relation to the specified matter by any agreement between the members) acting by way of written consent or direction;

“IPO” means the effective admission of shares of any Group Company to trading on any investment stock exchange as nominated by the Board;

“Lien Enforcement Notice” has the meaning given in Article 15.1(a);

“Lower Drag Threshold” has the meaning given in Article 9.1;

“Member” means a person who is the holder of a share;

“New Holding Company” means a holding company of the Company in which the share capital structure of the Company is replicated in all material respects, save that in the case of an IPO the share capital of any such holding company may comprise a single class of shares the holding of which is apportioned in accordance with Article 7.1;

“Officer” includes a secretary but otherwise has the meaning ascribed to it in the Companies Law;

“Ordinary Resolution” means a resolution of the Company in a general meeting of the Company adopted by a simple majority of the votes cast at that meeting;

“Ordinary Shares” means the ordinary shares of no par value in the capital of the Company having the rights and restrictions set out in the Articles;

“Paid” means paid or credited as paid;

“Participate”, in relation to a directors’ meeting, has the meaning given in Article 41.1;

“Partly Paid” in relation to a share means that part of that share’s value at which it was issued which has not been paid to the Company;

“Persons Entitled” has the meaning given in Article 62.1(b);

“Portfolio Company” means, in relation to any person that is, or whose interests are (directly or indirectly) managed by, a bona fide Fund Manager, a subsidiary undertaking or group of subsidiary undertakings trading as a separate and distinct going concern;

“Proposed Purchaser” has the meaning given in Article 9.1;

“Proposed Transferee” has the meaning given in Article 10.1;

“Proposed Transferors” has the meaning given in Article 10.1;

“Proxy Notice” has the meaning given in Article 74.1;

“Related Fund” in relation to a fund (the “first fund”) means a fund which is managed or advised by the same Fund Manager as the first fund or, if it is managed by a different Fund Manager, a fund whose Fund Manager is an Affiliate of the Fund Manager of the first fund;

“Relevant Rate” has the meaning given in Article 19.2;

“Remuneration Committee” means a standing committee of the directors of the Company established by the Board to make determinations on all matters concerning the general remuneration policy of the Group;

“Restricted Investor” has the meaning given in Article 5.3;

“Sale” means the transfer of shares (whether through a single transaction or a series of transactions) as a result of which any person, or persons connected (as defined in section 252 of the UK Companies Act) or acting in concert (as defined in the UK Takeover Code) with such person, holds more than 50% of the Ordinary Shares then in issue;

“Sale Agreement” has the meaning given in Article 9.1;

“Shares” means any shares in the capital of the Company of any class;

“Subsidiary” has the meaning given in section 1159 of the UK Companies Act;

“Super Senior and Senior Term Facility Credit Agreement” means the super senior and senior term facility agreement to be entered into on or around the Adoption Date between, amongst others, Doncasters US Finance LLC and Doncasters US LLC, certain Investors (or their Affiliates or Related Funds) and, if applicable, the Super Senior Lenders (as defined therein), as amended, restated or supplemented and/or otherwise modified in accordance with its terms from time to time;

“Tag Acceptance Notice” has the meaning given in Article 10.4;

“Tag Closing Date” has the meaning given in Article 10.2;

“Tag Completion Date” has the meaning given in Article 10.5;

“Tag Deficit” has the meaning given in Article 10.6;

“Tag Offer” has the meaning given in Article 10.1;

“Tagging Shareholder” has the meaning given in Article 10.4;

“Tax” means all forms of taxation, levy, impost, contribution, duty, liability and charge in the nature of taxation imposed anywhere in the world and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any of the Group Companies or another person and all fines, penalties, charges and interest related to any of the foregoing (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“Transfer” has the meaning given in Article 8.1;

“Transmittee” means a person entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law;

“UK Companies Act” means the Companies Act 2006 of the United Kingdom;

“UK Takeover Code” means the City Code on Takeovers and Mergers of the United Kingdom;

“Upper Drag Threshold” has the meaning given in Article 9.1;

“Vendor Shareholders” has the meaning given in Article 9.1;

“Vendor Shares” has the meaning given in Article 9.1;

“Winding-Up” means a distribution to the holders of Ordinary Shares pursuant to a winding-up or dissolution of the Company or a New Holding Company (including following an Asset Sale); and

“Writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2	In the Articles, unless the context otherwise requires:

(a)	terms used shall, unless otherwise defined herein, bear the meaning ascribed to them in the UK Companies Act as in force on the date when the Articles became binding on the Company;

(b)	references to any Jersey legal term shall, for any jurisdiction other than Jersey, be deemed to include a reference to the term which most nearly approximates to the Jersey legal term in that jurisdiction;

(c)	references to United Kingdom statutes, ordinances, regulations or any other instruments having the force of law therein shall be interpreted as if the Company was incorporated in the United Kingdom and subject to such provisions, to the extent the same does not contravene the Companies Law or any other law of Jersey. Where pursuant to these Articles the Company is said to be authorised or empowered to exercise any authorities, discretions or powers pursuant to any United Kingdom statutes, ordinances, regulations or any other instruments, the Company shall also be authorised and empowered to exercise any similar or analogous authorities, discretions or powers pursuant to the Companies Law or any other law of Jersey;

(d)	in interpreting the terms “holding company”, “subsidiary”, “group undertaking”, “subsidiary undertaking” and “parent undertaking”, a company is to be treated as (i) a member of a subsidiary or a subsidiary undertaking (as the case may be) even if its shares are registered in the name of a nominee or any party holding a security over those shares (or that secured party’s nominee); or (ii) the holding company or parent undertaking (as the case may be) of another company even if its shares in the other company are registered in the name of a nominee or any party holding security over those shares (or that secured party’s nominee);

(e)	references to Articles are references to the relevant article of these Articles unless expressly provided otherwise;

(f)	a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:

(i)	any subordinate legislation from time to time made under it; and

(ii)	any amendment or re-amendment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts;

(g)	references to the singular include the plural and vice versa and references that are gender neutral or gender specific include each and every gender and no gender;

(h)	references to a “person” include any individual, partnership, company, body corporate, corporation sole or aggregate, firm, joint venture, association, trust, government, state or agency of a state, unincorporated association or organisation, in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists, and a reference to any of them shall include a reference to the others;

(i)	references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(j)	the word “dividend” has the meaning ascribed to the word “distribution” in Article 114 of the Companies Law;

(k)	references to “proportions paid up” and/or “proportions credited as paid up” mean the proportions (whether in cash or other than in cash) paid up or credited as paid up against the relevant share as compared to the total amount to be paid up on each relevant share at the time of issue;

(l)	references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(m)	references to times of the day are to London time unless otherwise stated;

(n)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(o)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(p)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.3	The headings and sub-headings in the Articles are inserted for convenience only and shall not affect the construction of the Articles.

2.4	Where it is expressed in these Articles that the consent, determination or direction of an Investor Majority, Investor Special Majority or Investor Super Majority is required, such consent, determination or direction shall be deemed to have been given if the relevant matter or transaction has been consented to in writing by an Investor Majority, Investor Special Majority or Investor Super Majority, as applicable.

2.5	For the purposes of Article 90 of the Companies Law, it is hereby specified that a resolution to alter the Memorandum of Association or these Articles shall only be effective as a special resolution when it is passed by 75% of the members who (being entitled to do so) vote in person, or by proxy, at a general meeting of the company or on a resolution in writing (as the case may be).

SHARES - RIGHTS AND RESTRICTIONS

3.	SHARE CAPITAL

The share capital of the Company is as specified in the Memorandum of Association.

4.	INCOME

4.1	The rights as regards income attaching to each class of share shall be as set out in this Article 4 (Income).

4.2	Any funds of the Company available for distribution and resolved with the consent of the Board and an Investor Majority to be distributed shall, subject to the provisions of the Companies Law and the Finance Documents, be distributed amongst the holders of the Ordinary Shares in proportion to the numbers of such shares held by them respectively.

5.	VOTING

5.1	The voting rights attaching to each class of share shall be as set out in this Article 5 (Voting).

5.2	Save as otherwise provided in the Articles, the holders of Ordinary Shares shall, in respect of the Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company and on a show of hands each such holder shall have one vote and on a poll or on a written resolution each such holder shall have one vote for each Ordinary Share held by them.

5.3	If any Investor (together with its Affiliates and Related Funds) acquires more than 30% of the Ordinary Shares then in issue, the aggregate voting rights of such Investor (and its Affiliates and Related Funds) (any such person from time to time, a “Restricted Investor”) shall be capped at the voting rights attributable to 30% of the Ordinary Shares then in issue (the “Voting Cap”) and a Restricted Investor’s share of those aggregate voting rights shall in that case be determined by reference to the total number of Ordinary Shares held by such Restricted Investor relative to the total number of Ordinary Shares held by all relevant Restricted Investors. In the event that any such Restricted Investor is determined by the Board to have instructed any other person (including through the counterparty of any unsettled trades), or entered into a voting agreement or a back-to-back arrangement or any arrangement having a similar effect, or otherwise acted in concert with any other person or Investor, with such actions having the aim or the effect of circumventing or manipulating the Voting Cap, all voting rights of such Investors determined by the Board to be involved shall be removed for such a time as is determined by the Board.

6.	RETURN OF CAPITAL

6.1	The rights as regards return of capital attaching to each class of share shall be as set out in this Article 6 (Return Of Capital).

6.2	On a return of capital on a liquidation or otherwise, the surplus assets of the Company available for distribution among the members (after the payment of the Company’s liabilities) shall be distributed amongst the holders of the Ordinary Shares in proportion to the number of fully paid Ordinary Shares held by them respectively.

7.	APPORTIONMENT OF CONSIDERATION ON A SALE OR AN IPO

7.1	In the event of a Sale the selling holders of shares in the Company (immediately prior to such Sale) shall procure that the total of all and any consideration in whatever form (net of all costs, fees, charges and expenses of the members who are selling their shares and each Group Company incurred in connection with the Sale, in each case as approved by an Investor Majority, which shall be borne as agreed in any agreement on such matters entered into by the selling members) received or receivable by members at any time in respect of the shares that are the subject of the Sale shall be reallocated between them so as to ensure the aggregate sale proceeds shall be distributed in accordance with Article 6.2 as if the date of such Sale were the date of the return of capital under such Article and as if the consideration for such Sale represented all of the assets of the Company available for distribution to the holders of shares in the Company.

7.2	In the event of an IPO the holders of shares in the Company (immediately prior to such IPO) shall procure that the shares (or shares in a New Holding Company) that are the subject of the IPO shall be reallocated between them so as to ensure the total of all and any consideration in whatever form (net of all costs, fees, charges and expenses of the members who are selling their shares and each Group Company incurred in connection with the IPO, which shall be borne as agreed in any agreement on such matters entered into by the selling members) shall be distributed in accordance with Article 6.2 as if the date of such IPO were the date of the return of capital under such Article and as if the same represented all of the assets of the Company available for distribution to the holders of shares in the Company. Any part or fractional entitlements shall be allocated by the directors acting in good faith.

SHARE TRANSFERS

8.	SHARE TRANSFERS: GENERAL

8.1	In these Articles references to any “transfer” of shares or any similar expression shall be deemed to include:

(a)	any sale or other disposition of the legal or equitable interest in the shares (including any voting rights attached to the shares);

(b)	the creation of Encumbrance over the legal or equitable interest in the shares (including any voting rights attached to the shares);

(c)	any direction by a person entitled to an allotment or issue of shares that any such shares be allotted or issued to any other person; and

(d)	any grant of an option to acquire either or both of the legal and equitable ownership of any shares by any person entitled to any such shares.

8.2	Subject to Articles 8.4, 9 (Drag Along Rights) and 10 (Tag Along Rights), shares may be transferred to any person other than a Competitor, Customer or Supplier and provided that the terms of any Encumbrance that is created over the legal or equitable interest in any shares provide that such Encumbrance will be automatically released upon such shares becoming Dragged Shares in accordance with the Drag Right. Shares may only be transferred to a Competitor, Customer or Supplier if the Drag Right is exercised (in accordance with Article 9 (Drag Along Rights)) in connection with such transfer.

8.3	In addition, an Investor shall be entitled to transfer its Ordinary Shares at any time to any of its Affiliates or Related Funds (though not to any portfolio company, Competitor, Customer or Supplier) (an “Affiliate Transfer”) and any such Affiliate Transfer shall not be subject to Articles 8.4, 9 (Drag Along Rights) or 10 (Tag Along Rights), provided that if such transferee ceases to be an Affiliate or Related Fund of the transferor, it shall promptly and in any event within seven (7) days of such cessation transfer any Ordinary Shares held by it back to the transferor or to another of such transferor’s Affiliates or Related Funds (but not to any portfolio company, Competitor, Customer or Supplier).

8.4	For so long as any amounts remain unpaid under the Holdco PIK Facility Agreement (such unpaid amounts, including any fee, premium, penalty or similar cost, liability, expense or amount associated with the prepayment, termination and/or settlement of the facility provided thereunder, the “Holdco PIK Facility Debt”) and unless Investors holding in aggregate more than 90% of the Ordinary Shares then in issue give their prior written consent, no Investor shall transfer to any person (including pursuant to Articles 9 (Drag Along Rights) and 10 (Tag Along Rights)):

(a)	any Ordinary Shares unless such Investor (or such Investor’s Affiliate or Related Fund, as applicable) simultaneously transfers to the same transferee (or an Affiliate or Related Fund of the same transferee (but not to such transferee’s portfolio companies or to a Competitor, Customer or Supplier)) the Relevant Proportion of Holdco PIK Facility Debt owed to such Investor (or such Investor’s Affiliate or Related Fund); or

(b)	any Holdco PIK Facility Debt owed to such Investor (or its Affiliate or Related Fund) unless such Investor (or its Affiliate or Related Fund, as applicable) simultaneously transfers to the same transferee (or an Affiliate or Related Fund of the same transferee (but not to such transferee’s portfolio companies or to a Competitor, Customer or Supplier)) the Relevant Proportion of Ordinary Shares held by such Investor (or such Investor’s Affiliate or Related Fund), and for these purposes the “Relevant Proportion” shall be determined by reference to Clause 22.3 of the Holdco PIK Facility Agreement.

8.5	Subject to Article 8.6, the Company shall register any transfer of shares within 14 days of an instrument of transfer in any usual form or any other form approved by the directors, executed by or on behalf of the transferor and, if any of the shares are partly paid, the transferee, being lodged (duly stamped if required) at the Company’s registered office accompanied by the relevant share certificate(s) (to the extent certificates have been issued in respect of such shares) and such other evidence as the directors may reasonably require for the Company to satisfy itself acting reasonably that the transfer is not to a Competitor, Customer or Supplier, other than where permitted pursuant to Article 8.2, or to satisfy requirements that the Company or any regulated services provider to it may have for the purposes of (but not limited to) the Money Laundering Regulations 2017, the Joint Money Laundering Steering Group Guidance Notes, the Money Laundering (Jersey) Order 2008, the Proceeds of Crime (Jersey) Law 1999, the Control of Borrowing (Jersey) Order 1958 and applicable securities laws.

8.6	The directors must decline to register a transfer if the transfer: (a) is, as far as the directors are aware: (i) to a Competitor, Customer or Supplier, other than on a transfer of shares effected pursuant to Article 9 (Drag Along Rights) (as permitted by Article 8.2); or (ii) otherwise in breach of any of the Articles; or (b) does not, as determined by the directors, comply with applicable securities laws, including the U.S. Securities Act of 1933, as amended, or otherwise subjects the Company to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or any other similar rule or regulation after giving effect to such transfer (other than pursuant to an Exit (as defined in the Shareholders Agreement)). Any transfer in breach of the Articles shall be void.

8.7	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

8.8	The Company may retain any instrument of transfer which is registered.

8.9	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

8.10	If the directors decline to register the transfer of a share in accordance with the Articles, they shall:

(a)	send to the transferee a notice of refusal, including the reasons for the refusal, as soon as practicable and in any event within two months of the date on which the instrument of transfer was lodged with the Company; and

(b)	return the instrument of transfer to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

8.11	If a member defaults in transferring any shares that it is required to transfer pursuant to the Articles (including pursuant to Article 9 (Drag Along Rights)):

(a)	the CEO or, in the case of a transfer pursuant to Article 9 (Drag Along Rights), the Vendor Shareholders, may authorise any individual to execute, complete and deliver in the name of and as agent for and irrevocable appointee of the defaulting member any instruments of transfer and other documents necessary to give effect to the transfer of the shares to the transferee, and the Company shall on receipt of the duly executed instrument of transfer and other documents (subject to the transfer being duly stamped) register the transferee as the holder of the shares in the Company’s register of members (whether or not the certificates in respect of such shares (if any) have been delivered to the Company);

(b)	the Company’s receipt of the purchase money shall be a good discharge to the transferee on behalf of the selling member, and the Company shall hold such purchase money on trust for the selling member and pay the proceeds of sale into a separate bank account in the Company’s name and (i) to the extent any certificates have been issued in respect of such shares, if and when the transferor shall deliver up its certificates in respect of such shares to the Company (or an indemnity in a form reasonably satisfactory to the CEO or the Vendor Shareholders in respect of any such lost certificates); or (ii) if no share certificates have been issued in respect of such shares, if and when the transferor shall deliver such evidence of entitlement to shares as the directors may reasonably require, it shall thereupon be paid the purchase money, without interest and less any sums owed to the Company by the holder pursuant to the Articles or otherwise (and if such certificates shall comprise any shares which the holder has not become bound to transfer the Company shall issue to such holder a balance certificate for such shares) and receipt by the transferor of the purchase money (less any sums deducted pursuant to this Article 8.11(b)) shall constitute an implied warranty from such transferor in favour of the transferee that the legal and beneficial title to the relevant shares was transferred free from all Encumbrances;

(c)	once the name of the purchaser has been entered in the register of members in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person and the transferee shall not be bound to see to the application of the consideration; and

(d)	if, in relation to a Drag Along Notice, “consideration” for the purposes of Article 9.7 includes an offer to subscribe for or acquire any share, debt instrument or other security in the capital of the Proposed Purchaser, or any group undertaking of the Proposed Purchaser, as an alternative (whether in whole or in part), the directors shall have full and unfettered discretion to elect which alternative to accept in respect of each defaulting transferor (and may elect for different alternatives for different defaulting transferors) and the directors so acting shall not have any liability to such defaulting transferor in relation thereto.

8.12	The members acknowledge and agree that the authority conferred under Article 8.11 is necessary as security for the performance by Dragged Shareholders of their obligations under the Articles (including, in particular, Article 9 (Drag Along Rights)).

8.13	To enable the Company to determine whether or not there has been any transfer of shares in breach of the Articles (or whether a proposed transfer may be in breach of the Articles) the directors may require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or such other person as the directors may reasonably believe to have information relevant to such purpose, to furnish to the Company such information and evidence as the directors (acting reasonably) may think fit regarding any matter which they deem relevant to such purpose. If such information or evidence is not furnished within a reasonable time period to enable the directors to determine to their reasonable satisfaction that no such breach has occurred or will occur, or as a result of such information and evidence being furnished the directors are reasonably satisfied that such a breach has occurred or will occur, the directors shall forthwith notify the holder of such shares in writing of that fact and, if the holder fails to remedy such breach within 20 days of receipt of such written notice, then the relevant shares shall cease to confer upon the holder thereof any rights to vote (whether on a show of hands or on a poll) or to constitute an eligible member in relation to any proposed written resolution or to receive dividends or other distributions. These rights may be reinstated by the directors.

9.	DRAG ALONG RIGHTS

9.1	Other than in the case of an Affiliate Transfer, if one or more Investors (the “Vendor Shareholders”) propose to transfer alone or between them Ordinary Shares (together, the “Vendor Shares”) to a person or persons acting in concert (the “Proposed Purchaser”) on arms’ length terms and this would result in the Proposed Purchaser (together with its or their Affiliates and/or Related Funds) holding:

(a)	more than 50% in aggregate of the total number of Ordinary Shares then in issue (the “Lower Drag Threshold”); or

(b)	more than 75% in aggregate of the total number of Ordinary Shares then in issue (the “Upper Drag Threshold”),

the Proposed Purchaser shall have the option following the execution of a binding agreement (whether conditional or unconditional) for the sale of the Vendor Shares (the “Sale Agreement”) to require all of the other members (other than any members who are connected (as defined in section 252 of the UK Companies Act) with the Vendor Shareholders or acting in concert (as defined in the UK Takeover Code) with the Proposed Purchaser) (the “Dragged Shareholders”) to sell and transfer all (but not less than all) of their Ordinary Shares (including any shares acquired by them after the Drag Along Notice is served but excluding any shares which are to be redeemed on or prior to the purchase) (the “Dragged Shares”) to the Proposed Purchaser (or as the Proposed Purchaser shall direct) in accordance with the provisions of this Article 9 (Drag Along Rights) (the “Drag Right”), provided that the Drag Right triggered by the Lower Drag Threshold may only be exercised if the Super Senior and Senior Term Facility Credit Agreement and Holdco PIK Facility Agreement (to the extent not already repaid) will be repaid in full in connection with the same transaction.

9.2	For so long as the Ordinary Shares held by an Investor are stapled to the Holdco PIK Facility Debt owed to such Investor (or an Affiliate or Related Fund of such Investor) pursuant to Article 8.4, the Drag Along Notice will also, at the election of the Proposed Purchaser, either: (i) require each Dragged Shareholder (or Affiliate or Related Fund of such Dragged Shareholder) to transfer to the Proposed Purchaser on the proposed date of transfer the entire amount of the Holdco PIK Facility Debt owed to it immediately prior to the transfer (if any), the value of which will (if applicable) be reflected in the consideration payable to each Dragged Shareholder pursuant to Article 9.7; or (ii) require the Proposed Purchaser to pay the value of the Holdco PIK Facility Debt owed to each Dragged Shareholder (or an Affiliate or Related Fund of such Dragged Shareholder) (if any) to such Dragged Shareholder (or Affiliate or Related Fund) on the proposed date of transfer by way of full and final settlement and discharge of such Holdco PIK Facility Debt.

9.3	The Vendor Shareholders (on behalf of and at the instruction of the Proposed Purchaser) may exercise the option set out in Article 9.1 by giving written notice to that effect to the Company as agent for and on behalf of each of the Dragged Shareholders at any time before the transfer of the Vendor Shares to the Proposed Purchaser. Such written notice (a “Drag Along Notice”) shall specify:

(a)	that the Dragged Shareholders are required to transfer the Dragged Shares (pursuant to this Article 9 (Drag Along Rights));

(b)	that, at the election of the Proposed Purchaser, either: (i) the Dragged Shareholders (or the Affiliate or Related Fund of such Dragged Shareholders) are required to transfer the Holdco PIK Facility Debt owed to each Dragged Shareholder (or the Affiliate or Related Fund of such Dragged Shareholder) to the Proposed Purchaser; or (ii) the Proposed Purchaser will pay to the Dragged Shareholder (or the Affiliate or Related Fund of such Dragged Shareholder) the value of the Holdco PIK Facility Debt owed to such Dragged Shareholder (or the Affiliate or Related Fund of such Dragged Shareholder) by way of full and final settlement and discharge of such Holdco PIK Facility Debt;

(c)	the person to whom the Dragged Shares (and, if applicable, the Holdco PIK Facility Debt) are to be transferred;

(d)	the consideration for which the Dragged Shares (and, if applicable, the Holdco PIK Facility Debt) are to be transferred (calculated in accordance with Article 9.7); and

(e)	the proposed timing for the transfer to become effective.

9.4	The Drag Along Notice shall be accompanied by all documents required to be executed by the relevant Dragged Shareholder (and, if applicable, an Affiliate or Related Fund of such Dragged Shareholder) in order to transfer legal and beneficial title to the Dragged Shares (and, if applicable, the Holdco PIK Facility Debt) to the Proposed Purchaser free from all Encumbrances (the “Drag Transfer Documents”). The Drag Transfer Documents may include certain conditions as agreed between the Vendor Shareholders and the Proposed Purchaser as well as representations, warranties and indemnities in the same terms given by the Vendor Shareholder but limited to the following matters (only): (i) the Dragged Shareholder’s title to, and ownership of, the relevant Dragged Shares and its capacity and authority to enter into such transfer; and (ii) if applicable, a customary leakage indemnity with respect to leakage from the date of the accounts being used as the locked box accounts up until the date of completion of such transfer, subject to any permitted leakage items agreed by the Vendor Shareholders but which shall in any event include any dividend declared but not paid prior to the date of the Sale Agreement. The Dragged Shareholders shall not be required to give any other representations, warranties or indemnities.

9.5	A Drag Along Notice shall be irrevocable but shall lapse if the Vendor Shares are not sold to the Proposed Purchaser within 60 days from the date of service of the Drag Along Notice (or such longer period as may be: (a) required in order to satisfy any mandatory regulatory or anti-trust conditions; or (b) reasonably requested in writing to each of the Dragged Shareholders by the Vendor Shareholders). The Vendor Shareholders may serve (or may require the Company to serve) further Drag Along Notices where any particular Drag Along Notice lapses or where the terms listed in Article 9.3 or 9.4 change.

9.6	Notwithstanding any other provision of these Articles, during the period between service of a Drag Along Notice on a Dragged Shareholder in accordance with Article 9.3 and the Dragged Shares being transferred to the Proposed Purchaser in accordance with this Article 9 (Drag Along Rights), those Dragged Shares (and, if applicable, the Holdco PIK Facility Debt) may not be transferred other than under this Article 9 (Drag Along Rights).

9.7	Subject to the immediately following sentence, the consideration payable for each Dragged Share shall be paid, at the discretion of each Dragged Shareholder, either: (i) in cash in full; or (ii) in the same form and manner of payment (including in respect of any deferral or escrow) and subject to the same payment terms as will be received by the Vendor Shareholders pursuant to the Sale Agreement. Subject to Clause 9.11, the consideration for each Dragged Share shall be equal to the highest consideration paid by the Proposed Purchaser (and/or any of its Affiliates or Related Funds or concert parties) for any Ordinary Share in the 12-month period prior to the date of the Drag Along Notice (plus the relevant proportion of any other consideration (in cash or otherwise) received or receivable by any Vendor Shareholder which, having regard to the transaction as a whole, can reasonably be regarded as an addition to the consideration paid or payable in respect of the Vendor Shares). In addition, each Dragged Shareholder (or the Affiliate or Related Fund of such Dragged Shareholder, as applicable) shall be entitled to receive in cash the full amount owed to it in respect of any Holdco PIK Facility Debt held by it.

9.8	The Sale Agreement shall provide that the Proposed Transferee shall pay all costs (other than Tax in respect of the transaction proceeds) incurred by the Vendor Shareholders and Dragged Shareholders (and relevant Affiliates or Related Funds of such Dragged Shareholders, as applicable) in connection with the transfer of the Vendor Shares and the Dragged Shares. In the event the Proposed Transferee cannot or will not pay such costs, each Dragged Shareholder shall pay (for and on behalf of any relevant Affiliates or Related Funds, as applicable) its pro rata share (as a deduction from, and calculated by reference to, the gross pre-Tax proceeds to be received by all Vendor Shareholders and Dragged Shareholders in respect of their shares and other securities to be sold or redeemed in connection with the relevant transaction, without prejudice to any other deductions lawfully required to be made) of such costs.

9.9	The sale of the Dragged Shares (and, if applicable, of the Holdco PIK Facility Debt) shall be completed on the date of completion of the sale of the Vendor Shares unless the Vendor Shareholders and the holders of more than 50% of the Dragged Shares agree otherwise. The Dragged Shareholders (and, if applicable, an Affiliate or Related Fund of such Dragged Shareholder) shall not be required to sell and transfer the Dragged Shares (or, if applicable, the Holdco PIK Facility Debt) prior to the date on which the Vendor Shares are transferred to the Proposed Purchaser.

9.10	If any person becomes a member of the Company pursuant to the exercise of a pre-existing option or other right to acquire shares after a Drag Along Notice has been served, such member will be bound to sell and transfer all shares it acquires to the Proposed Purchaser (or as the Proposed Purchaser may direct). The provisions of Articles 9.1 to 9.9 shall apply (with the necessary changes) to such member, save that if its shares are acquired after the sale of the Dragged Shares has been completed, completion of the sale of such member’s shares shall take place immediately following the acquisition of such shares by such member.

9.11	In the event that any Dragged Shareholder has (or has a parent undertaking that has) a premium listing of equity securities on the London Stock Exchange (a “Listed Dragged Shareholder”), and does not have sole discretion over whether or not there is to be a transfer of its Dragged Shares pursuant to this Article 9 (Drag Along Rights), the maximum consideration payable to such Listed Dragged Shareholder for its Dragged Shares shall, notwithstanding any provision to the contrary in the Articles, be limited to the minimum amount that would constitute a Class 1 transaction in accordance with the Listing Rules of the London Stock Exchange, less £1.00 (the “Capped Consideration”). The difference between the Capped Consideration and the consideration that would have been payable to such Dragged Shareholder if it was not a Listed Dragged Shareholder shall be held by the Company in escrow until the Dragged Shareholder has received final approval for the transfer of its Dragged Shares, and such additional consideration shall be transferred to the Listed Dragged Shareholder as soon as reasonably practicable after the Company is notified of such approval. The provision of the foregoing in this Article 9.11 is for the benefit of each Listed Dragged Shareholder alone and may, within 5 Business Days of receipt of any Drag Along Notice by such Listed Dragged Shareholder, be waived by such Listed Dragged Shareholder in respect of itself in its sole discretion (whether entirely or subject to a higher cap determined by it).

9.12	The provisions of this Article 9 (Drag Along Rights) may be enforced in relation to a transfer to a New Holding Company as if that New Holding Company was the Proposed Purchaser.

10.	TAG ALONG RIGHTS

10.1	Other than in the case of an Affiliate Transfer or a transfer pursuant to Article 9 (Drag Along Rights), no sale or transfer for value of the legal or beneficial interest in Ordinary Shares (whether in one or a series of related transactions) shall be made to any person or persons acting in concert (together, the “Proposed Transferee”) that would result in the Proposed Transferee (together with its or their Affiliates and/or Related Funds) holding more than 50% in aggregate of the total number of Ordinary Shares then in issue unless before such transfer is lodged for registration the Investors proposing to make the transfer (the “Proposed Transferors”) have procured that an unconditional offer complying with the provisions of Article 10.3 has been made by the Proposed Transferee to the Company as agent for and on behalf of the holders of the other Ordinary Shares to acquire all (and not less than all) of their holdings of Ordinary Shares (the “Tag Offer”).

10.2	For so long as the Ordinary Shares held by an Investor are stapled to the Holdco PIK Facility Debt owed to such Investor (or such Investor’s Affiliate or Related Fund) pursuant to Article 8.4, the Tag Offer will also, at the election of the Proposed Transferee, either: (i) require each Tagging Shareholder (or such Investor’s Affiliate or Related Fund, as applicable) to transfer to the Proposed Transferee on the proposed date of transfer the proportion of the Holdco PIK Facility Debt owed to it immediately prior to the transfer (if any) which corresponds to the Ordinary Shares such Tagging Shareholder is transferring to the Proposed Transferee, the value of which (if applicable) will be reflected in the consideration payable to each Tagging Shareholder pursuant to Article 10.3(f); or (ii) require the Proposed Transferee to pay the value of the Holdco PIK Facility Debt owed to each Tagging Shareholder (or such Tagging Shareholder’s Affiliate or Related Fund) (if any) to such Tagging Shareholder (or such Tagging Shareholder’s Affiliate or Related Fund) on the proposed date of transfer by way of full and final settlement and discharge of such Holdco PIK Facility Debt.

10.3	The Tag Offer shall:

(a)	be open for acceptance for a period of at least seven (7) days following the making of the Tag Offer (the last date of such period being the “Tag Closing Date”);

(b)	state that, at the election of the Proposed Transferee, either:

(i)	the Tagging Shareholders (or such Tagging Shareholder’s Affiliate or Related Fund) will be required to transfer to the Proposed Transferee; or

(ii)	the Proposed Transferee will pay to the Tagging Shareholder (or such Tagging Shareholder’s Affiliate or Related Fund) the value of,

the proportion of the Holdco PIK Facility Debt owed to it which corresponds to the Ordinary Shares such Tagging Shareholder chooses to transfer to the Proposed Transferee (if applicable);

(c)	state whether it is conditional on acceptances which would, if the relevant transfers were registered, result in the Proposed Transferees holding or increasing their aggregate shareholding in the Company to a specified proportion of the Ordinary Shares in issue, provided that if the relevant condition is not satisfied or waived by the Proposed Transferee, no shares may be transferred pursuant to this Article 10 (Tag Along Rights) (including the Ordinary Shares whose proposed transfer led to the offer being made in accordance with this Article 10 (Tag Along Rights));

(d)	provide an estimate of the costs incurred by the Proposed Transferee and all other holders of shares in connection with the transfers by the Proposed Transferors and the Tagging Shareholders and the portion of which may be payable by the Tagging Shareholders (for and on behalf of their Affiliates or Related Funds, as applicable) for the purposes of Article 10.8 (provided that the Proposed Transferors may update this estimate at any time prior to the Tag Completion Date);

(e)	be on terms that the purchase of any Ordinary Shares and, if applicable, corresponding Holdco PIK Facility Debt in respect of which such offer is accepted shall be completed at the same time as the purchase from the Proposed Transferors and, if the transfer of shares by the Proposed Transferors to the Proposed Transferees does not complete, the Tag Offer shall lapse and the provisions of this Article 10 shall cease to apply in relation to the Tag Offer; and

(f)	specify the form (in cash or otherwise), amount and manner of payment (including in respect of any deferral or escrow) of the consideration payable for each Ordinary Share, which shall be equal to the highest consideration offered by the Proposed Transferee (and/or any of its Affiliates or Related Funds or concert parties) for any Ordinary Share in the six-month period prior to the date of the Tag Offer (but excluding any transfer, purchase or issuance of Ordinary Shares on the Adoption Date) (plus the relevant proportion of any other consideration (in cash or otherwise) received or receivable by the Proposed Transferors which, having regard to the transaction as a whole can be reasonably be regarded as an addition to the consideration paid or payable in respect of the Ordinary Shares being transferred by such Proposed Transferors). In addition, each Tagging Shareholder (or such Tagging Shareholder’s Affiliate or Related Fund, as applicable) shall be entitled to receive in any case the full amount owed to it in respect of any Holdco PIK Facility Debt held by it.

10.4	The Company shall promptly notify the holders of Ordinary Shares which are the subject of a Tag Offer of the terms of the Tag Offer upon receiving notice of the same from the Proposed Transferee, following which any such holder who wishes to transfer some or all of their Ordinary Shares (and, if applicable, Holdco PIK Facility Debt) to the Proposed Transferee pursuant to the Tag Offer (a “Tagging Shareholder”) shall serve notice on the Company to that effect (the “Tag Acceptance Notice”) at any time before the Tag Closing Date.

10.5	Within three days after the Tag Closing Date:

(a)	the Company shall notify the Proposed Transferee in writing of the names and addresses of the Tagging Shareholders who have accepted the Tag Offer, together with the number of Ordinary Shares the acceptance relates to (and, if applicable, the Holdco PIK Facility Debt);

(b)	the Company shall notify each Tagging Shareholder in writing of the identity of the Proposed Transferee; and

(c)	each of the Company’s notifications above shall indicate the date, time and place on which the sale and purchase of the Ordinary Shares is to be completed being a date notified by the Proposed Transferee which is not less than seven (7) days and not more than fourteen days after the Tag Closing Date (the “Tag Completion Date”).

10.6	If the total number of Ordinary Shares set out in all Tag Acceptance Notices is less than the total number of Ordinary Shares subject to the Tag Offer (the “Tag Deficit”), the Proposed Transferors shall be entitled to, at their election:

(a)	allow Tagging Shareholders to transfer additional Ordinary Shares to the Proposed Transferees in such number as notified to the Tagging Shareholder by the Proposed Transferors on the same terms as the Tag Offer; or

(b)	transfer such number of Ordinary Shares as equals the Tag Deficit on the same terms as the Tag Offer in addition to the Ordinary Shares proposed to be sold by them pursuant to the transfer which triggered the Tag Offer without any obligation to the other holders of Ordinary Shares in respect of the Tag Deficit.

10.7	Each Tagging Shareholder shall transfer the legal and beneficial title to its Ordinary Shares which are the subject of the Tag Acceptance Notice to the Proposed Transferee on the terms set out in this Article 10 (Tag Along Rights), along with, if applicable, the corresponding proportion of Holdco PIK Facility Debt, free from all Encumbrances, by delivering to the Company on or before the Tag Completion Date:

(a)	duly executed stock transfer form(s) in respect of such Ordinary Shares registered in its name;

(b)	to the extent any certificates have been issued in respect of such shares, the relevant share certificate(s) (or an indemnity in respect thereof in a form satisfactory to the directors);

(c)	a duly executed sale agreement or form of acceptance; and

(d)	if the Tagging Shareholder is transferring Holdco PIK Facility Debt, a duly executed Transfer Certificate (as defined in the Holdco PIK Facility Agreement),

and, to the extent required by the Proposed Transferors, shall sign such other documents as are signed by the Proposed Transferors pursuant to the offer which may include representations, warranties and indemnities in the same terms given by the Proposed Transferors but limited to the following matters (only): (i) the Tagging Shareholder’s title to, and ownership of, the relevant Ordinary Shares and its capacity and authority to enter into such transfer; and (ii) if applicable, a customary leakage indemnity with respect to leakage from the date of the accounts being used as the locked box accounts up until the date of completion of such transfer, subject to any permitted leakage items agreed by the Proposed Transferors, all against payment on the Tag Completion Date of the aggregate consideration due to it under the Tag Offer. The Proposed Transferors shall not be required to give any other representations, warranties or indemnities.

10.8	Any documents signed by the Proposed Transferors pursuant to the offer shall provide that the Proposed Transferee shall pay all costs incurred by the Proposed Transferors and the Tagging Shareholders in connection with the transfers by them pursuant to this Clause 10. In the event the Proposed Transferee cannot or will not pay such costs, each Tagging Shareholder shall pay its pro rata share (as a deduction from, and calculated by reference to, the gross pre-Tax proceeds to be received by all Proposed Transferors and Tagging Shareholders in respect of their shares and other securities to be sold or redeemed in connection with the relevant transaction, without prejudice to any other deductions lawfully required to be made) of such costs.

10.9	No offer shall be required under this Article 10 (Tag Along Rights) if a Drag Along Notice has been served under Article 9 (Drag Along Rights) and has not lapsed.

11.	TRANSMISSION OF SHARES

11.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

11.2	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to the Articles, choose either to become the holder of those shares or to have them transferred to another Affiliate of the original holder; and

(b)	subject to the Articles, and pending any transfer of the shares to another Affiliate of the original holder, has the same rights and obligations as the original holder had.

11.3	Subject to Article 49.2, transmittees do not have the right to attend or vote at a general meeting, or to constitute an eligible member in relation to any proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

12.	EXERCISE OF TRANSMITTEES’ RIGHTS

12.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

12.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

12.3	Any transfer made or executed under this Article 12 (Exercise Of Transmittee’s Rights) is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

13.	TRANSMITTEES BOUND BY PRIOR NOTICES

If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee’s name has been entered in the register of members.

14.	COMPANY’S LIEN OVER PARTLY PAID SHARES

14.1	The Company has a lien (the “Company’s lien”) over every share which is partly paid, for all monies (whether presently payable or not) which have not been paid to the Company in respect of that share, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

14.2	The Company’s lien over a share:

(a)	takes priority over any third party’s interest in that share; and

(b)	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

14.3	The directors may at any time, decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

15.	ENFORCEMENT OF THE COMPANY’S LIEN

15.1	Subject to the provisions of this Article 15 (Enforcement Of The Company’s Lien), if:

(a)	an enforcement notice has been given in respect of a share (a “lien enforcement notice”); and

(b)	the person to whom the notice was given has failed to comply with it,

the Company may sell that share in such manner as the directors decide.

15.2	A lien enforcement notice:

(a)	may only be given in respect of a share which is subject to the Company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)	must specify the share concerned;

(c)	must require payment of the sum payable within 14 days of the notice;

(d)	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and

(e)	must state the Company’s intention to sell the share if the notice is not complied with.

15.3	Where shares are sold under this Article 15 (Enforcement Of The Company’s Lien):

(a)	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(b)	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

15.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)	first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice; and

(b)	second, to the person entitled to the shares at the date of the sale, but, to the extent any certificates have been issued in respect of such shares, only after the certificate for the shares sold has been surrendered to the Company for cancellation or an indemnity in lieu of the certificate in a form reasonably satisfactory to the directors has been given for any such lost certificates, and subject to a lien equivalent to the Company’s lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

15.5	A certificate, affidavit or other official declaration by a director or the company secretary (if any) that the person is a director or the company secretary and that a share has been sold to satisfy the Company’s lien on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b)	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the share.

16.	CALL NOTICES

16.1	Subject to the Articles and the terms on which shares are allotted, the directors may send a notice (a “call notice”) to a member requiring the member to pay the Company a specified sum of money (a “call”) which is payable in respect of any amount partly paid or unpaid on the shares which that member holds at the date when the directors decide to send the call notice.

16.2	A call notice:

(a)	may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares;

(b)	must state when and how any call to which it relates it is to be paid; and

(c)	may permit or require the call to be paid by instalments.

16.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was sent.

16.4	Before the Company has received any call due under a call notice the directors may:

(a)	revoke it wholly or in part; or

(b)	specify a later time for payment than is specified in the call notice, by a further notice in writing to the member in respect of whose shares the call is made.

17.	LIABILITY TO PAY CALLS

17.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

17.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

17.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

(a)	to pay calls which are not the same; or

(b)	to pay calls at different times.

18.	WHEN CALL NOTICE NEED NOT BE ISSUED

18.1	A call notice need not be issued in respect of sums which are specified, in the terms on which a share is allotted, as being payable to the Company in respect of that share:

(a)	on allotment;

(b)	on the occurrence of a particular event; or

(c)	on a date fixed by or in accordance with the terms of allotment.

18.2	But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

19.	FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

19.1	If a person is liable to pay a call and fails to do so by the call payment date:

(a)	the directors may issue a notice of intended forfeiture to that person; and

(b)	until the call is paid, that person must pay the Company interest on the call from the call payment date at the relevant rate.

19.2	For the purposes of this Article 19 (Failure To Comply With Call Notice: Automatic Consequences):

(a)	the “call payment date” is the time when the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the ‘call payment date’ is that later date;

(b)	the “relevant rate” is:

(i)	the rate fixed by the terms on which the share in respect of which the call is due was allotted;

(ii)	such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(iii)	if no rate is fixed in either of these ways, 5% per annum.

19.3	The relevant rate must not exceed by more than five (5) percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998.

19.4	The directors may waive any obligation to pay interest on a call wholly or in part.

20.	NOTICE OF INTENDED FORFEITURE

20.1	A notice of intended forfeiture:

(a)	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

(b)	must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(c)	must require payment of the call and any accrued interest by a date which is not less than 14 days after the date of the notice;

(d)	may require payment of all costs and expenses that may have been incurred by the Company by reason of such non-payment by a date which is not less than 14 days after the date of the notice;

(e)	must state how the payment is to be made; and

(f)	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

21.	DIRECTORS’ POWER TO FORFEIT SHARES

If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

22.	EFFECT OF FORFEITURE

22.1	Subject to the Articles, the forfeiture of a share extinguishes:

(a)	all interests in that share, and all claims and demands against the Company in respect of it; and

(b)	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

22.2	Any share which is forfeited in accordance with the Articles:

(a)	is deemed to have been forfeited when the directors decide that it is forfeited;

(b)	is deemed to be the property of the Company; and

(c)	may be sold, re-allotted or otherwise disposed of as the directors think fit.

22.3	If a person’s shares have been forfeited:

(a)	the Company must send that person notice that forfeiture has occurred and record it in the register of members;

(b)	that person ceases to be a member in respect of those shares;

(c)	to the extent any certificates have been issued in respect of such shares, that person must surrender the certificate for the shares forfeited to the Company for cancellation;

(d)	that person remains liable to the Company for all sums payable by that person under the Articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

(e)	the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

22.4	At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls, interest and costs and expenses (if any) due in respect of it and on such other terms as they think fit.

23.	PROCEDURE FOLLOWING FORFEITURE

23.1	If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

23.2	A certificate, affidavit or other official declaration by a director or the company secretary (if any) that the person is a director or the company secretary and that a share has been forfeited on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b)	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the share.

23.3	A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

23.4	If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which:

(a)	was, or would have become, payable; and

(b)	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

24.	SURRENDER OF SHARES

24.1	A member may surrender any share:

(a)	in respect of which the directors may issue a notice of intended forfeiture;

(b)	which the directors may forfeit; or

(c)	which has been forfeited.

24.2	The directors may accept the surrender of any such share.

24.3	The effect of surrender on a share is the same as the effect of forfeiture on that share.

24.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

SHARES - OTHER PROVISIONS

25.	DIRECTORS’ AUTHORITY TO ALLOT SHARES

25.1	Subject to any agreement between the members, the Board may offer, allot, issue, grant options or rights over any unissued shares or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

25.2	The Company may issue fractions of shares in accordance with and subject to the provisions of the Companies Law provided that a fraction of a share shall not entitle a member to a vote in respect thereof. A fraction of a share shall, however, be taken into account in determining the entitlement of a member as regards dividends or on a winding up.

26.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

26.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

26.2	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

27.	VARIATION OF CLASS RIGHTS

27.1	Whenever the share capital of the Company is divided into different classes of shares, the rights attached to any class may, subject to the Companies Law, only be varied or abrogated:

(a)	with the consent in writing of the holders of at least 75% of the issued shares of the class; or

(b)	with the sanction of a resolution of the holders of at least 75% of the issued shares of the class passed at a separate meeting of the holders of that class,

and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a Winding-Up.

27.2	The rights conferred on the holders of shares of any class shall not, unless otherwise expressly provided by the terms of the shares of that class, be deemed to be varied or abrogated by:

(a)	the creation, allotment or issue of further shares, or securities convertible into shares, ranking subsequent to, or pari passu with, them, or the issue of any debt securities by any Group Company, or the purchase or redemption by the Company of its own shares in accordance with the Companies Law; or

(b)	any alteration to these Articles made conditional upon, or otherwise in connection with, a Sale or an IPO or in accordance with Article 27.2(a).

27.3	The foregoing provisions of this Article 26.1 shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class.

28.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

29.	PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

29.1	The Company may pay any person a commission in consideration for that person:

(a)	subscribing, or agreeing to subscribe, for shares; or

(b)	procuring, or agreeing to procure, subscriptions for shares.

29.2	Any such commission may be paid:

(a)	in cash, or in fully paid or partly paid shares or other securities or partly in one way and partly in the other; and

(b)	in respect of a conditional or an absolute subscription.

30.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

30.1	This Article 30 (Procedure for Disposing of Fractions Of Shares) applies where:

(a)	there has been a consolidation or division of shares; and

(b)	as a result, members are entitled to fractions of shares.

30.2	The directors may:

(a)	sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable;

(b)	authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(c)	distribute the net proceeds of sale in due proportion among the holders of the shares.

30.3	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

30.4	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

31.	SHARE CERTIFICATES

31.1	If requested by a member to do so, the Company must issue such member, free of charge, with one or more certificates in respect of the shares which that member holds.

31.2	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the extent to which the shares are paid up or, if fully paid up, a statement to that effect; and

(c)	any distinguishing numbers assigned to them.

31.3	No certificate may be issued in respect of shares of more than one class.

31.4	If more than one person holds a share, only one certificate may be issued in respect of it.

31.5	Certificates must be executed in accordance with the Companies Law.

32.	REPLACEMENT SHARE CERTIFICATES

32.1	If a certificate issued in respect of a member’s shares is:

(a)	damaged or defaced; or

(b)	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

32.2	A member exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

33.	REGISTER OF MEMBERS

33.1	The directors shall maintain or cause to be maintained a register of members (required to be kept pursuant to Article 41 of the Companies Law) in the manner required by the Companies Law. The register shall be kept at the Company’s registered office or at such other place in Jersey as the directors from time to time determine. Each year the directors shall prepare or cause to be prepared and filed an annual return containing the particulars required by the Companies Law.

33.2	The Company shall not be required to enter the names of more than four joint holders in the register.

DIRECTORS’ POWERS AND RESPONSIBILITIES

34.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Articles and any agreement between the members, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

35.	MEMBERS’ RESERVE POWER

35.1	The members may, by resolution of an Investor Super Majority, direct the directors to take, or refrain from taking, any specified action.

35.2	No such resolution invalidates anything which the directors have done before the passing of the resolution.

36.	DIRECTORS MAY DELEGATE

36.1	Subject to the Articles and any agreement between the members, the directors may delegate any of the powers which are conferred on them under the Articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

in each case as they think fit.

36.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

36.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

37.	COMMITTEES

37.1	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by directors.

37.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles to the extent that they are not consistent with them.

DECISION-MAKING BY DIRECTORS

38.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

38.1	Subject to any agreement between the members, the general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with Article 39 (Unanimous Decisions).

38.2	If:

(a)	the Company only has one director for the time being and that director is an Independent Non-Executive Director; and

(b)	no provision of the Articles requires it to have more than one director,

the general rule does not apply, and the director may (for so long as he remains the sole director) take decisions without regard to any of the provisions of the Articles relating to directors’ decision-making.

39.	UNANIMOUS DECISIONS

39.1	A decision of the directors is taken in accordance with this Article 39 (Unanimous Decisions) when all eligible directors indicate to each other by any means that they share a common view on a matter.

39.2	Such a decision may take the form of a resolution in writing (which may be in hard copy or electronic form), signed by each eligible director (whether or not each signs the same document) or to which each eligible director has otherwise indicated agreement in writing.

39.3	References in these Articles to an “eligible director” means a director who would have been entitled to vote on the relevant matter had it been proposed as a resolution at a directors’ meeting and whose vote would have been counted in respect of such matter.

39.4	A decision may not be taken in accordance with this Article 39 (Unanimous Decisions) if the eligible directors would not have formed a quorum at such a meeting.

40.	CALLING A DIRECTORS’ MEETING

40.1	Any director may call a directors’ meeting by giving at least five (5) days’ notice of the meeting to the directors and any Board Observers or by authorising the company secretary (if any) to give such notice, provided that such notice period can be shortened or waived by a simple majority of directors from time to time.

40.2	Notice of any directors’ meeting must indicate and include:

(a)	its proposed date and time;

(b)	where it is to take place;

(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting (including by telephone or electronic dial in or otherwise);

(d)	an agenda; and

(e)	an information pack setting out information relating to the items to be discussed at the meeting and a copy of the Group’s latest management accounts and any other information reasonably required by any Director in order to perform his duties as a director of the Company.

40.3	Subject to Article 40.4, notice of a directors’ meeting must be given to each director whether or not he is absent from the United Kingdom.

40.4	Notice of a directors’ meeting need not be given to directors or Board Observers who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company prior to or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it. If a director participates in a directors’ meeting, the director is taken to have consented to the meeting being held at short notice or to have waived notice of the meeting.

41.	PARTICIPATION IN DIRECTORS’ MEETINGS

41.1	Subject to the Articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the Articles; and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

41.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

41.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

42.	QUORUM FOR DIRECTORS’ MEETINGS

42.1	The quorum for the transaction of business at a meeting of the directors shall be any three (3) eligible directors (including at least two (2) Independent Non-Executive Directors).

42.2	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on except a proposal to call another meeting.

42.3	If the total number of directors for the time being is less than the quorum required, the directors must not take any decision other than a decision:

(a)	to appoint further directors; or

(b)	to call a general meeting so as to enable the members to appoint further directors.

42.4	If:

(a)	within one (1) hour from the time appointed for a meeting of the directors a quorum is not present; or

(b)	during any such meeting a quorum ceases to be present,

the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such later date and at such other time and place as determined by the chairman (an “Adjourned Meeting”), and if at the Adjourned Meeting a quorum is not present within one hour from the time appointed for the meeting, or during any such meeting a quorum ceases to be present, the directors who are present shall constitute a quorum, provided that at least two (2) Independent Non-Executive Directors must be present.

43.	CHAIRING OF DIRECTORS’ MEETINGS

43.1	The directors shall appoint an Independent Non-Executive Director to chair their meetings as nominated from time to time by an Investor Majority by notice in writing to the Company. The person so appointed for the time being is known as the chairman. An Investor Majority may in like manner at any time request that the chairman be removed from office as chairman and the directors shall remove him from such office on receipt of any such written request.

43.2	The chairman shall chair each directors’ meeting at which he is present. If there is no director holding that office, or if the chairman is unwilling to chair the directors’ meeting or is not participating in the meeting within ten minutes after the time at which it was to start, the Independent Non-Executive Directors present at the meeting may appoint any director to chair it.

44.	CASTING VOTE

If the numbers of votes for and against a proposal at a meeting of directors are equal, the chairman or other director chairing the meeting (or part of a meeting) shall have a casting vote.

45.	DIRECTORS’ INTERESTS

45.1	A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company (including in relation to an Exit) which to a material extent conflicts or may conflict with the interests of the Company and of which he is aware shall disclose the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

45.2	A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company which to a material extent conflicts or may conflict with the interests of the Company and of which he is aware shall disclose the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under Article 45.1.

45.3	Any declaration required by Article 45.1 or Article 45.2 must be made in accordance with Article 75(2) of the Companies Law.

45.4	If a declaration made under Article 45.1 or 45.2 proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under Article 45.1 or 45.2, as appropriate.

45.5	A director need not declare an interest under Article 45.1 or 45.2:

(a)	if it cannot reasonably be regarded as likely to give rise to a conflict of interest pursuant to Article 75(1) of the Companies Law;

(b)	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

(c)	if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a directors’ meeting or by a committee of the directors appointed for the purpose under these Articles or any agreement between the members; or

(d)	if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware), provided that where a director is in any way, directly or indirectly, interested in an Exit (an “Exit Conflict”), it will be deemed to give rise to a conflict of interest and the director shall be required to declare it under Article 45.1 or 45.2;

45.6	Subject to Clause 45.7 and the provisions of the Companies Law and provided that he has declared the nature and extent of any direct or indirect interest of his in accordance with Article 45.1 or 45.2, a director notwithstanding his office:

(a)	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested (and shall be an eligible director for these purposes);

(c)	may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; and

(d)	may be a director or other officer of, or employed or engaged by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested.

45.7	A director who has declared an Exit Conflict in accordance with Article 45.1 or 45.2, shall not be entitled to:

(a)	attend, and vote at, meetings of the directors (or any committee thereof) at which such matter will or may be discussed, and receive board papers relating thereto;

(b)	receive confidential information and other documents and information relating to such matter, use and apply such information in performing his duties as an employee, director or officer of, or consultant to, an Investor or an Affiliate of that Investor and disclose that information to third parties in accordance with these Articles or any agreement between the members; or

(c)	give or withhold consent or give any direction or approval under these Articles or any agreement between the members on behalf of the Investors (or any of them) in relation to such matter.

46.	RECORDS OF DECISIONS TO BE KEPT

The directors must ensure that the Company keeps a record, in writing, for at least ten years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

47.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES

Subject to the Articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

48.	NUMBER OF DIRECTORS

The Board shall be comprised of at least five (5) and no more than seven (7) directors, which shall include two Executive Directors and at least three (3) but no more than five (5) Independent Non-Executive Directors, provided that for 60 days from the Adoption Date, the Board shall be comprised of at least three (3) directors, which shall include one Executive Director and at least two (2) Independent Non-Executive Directors.

49.	METHODS OF APPOINTING DIRECTORS

49.1	Subject to Clause 49.2, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director.

49.2	Executive Directors shall be appointed by a decision of the directors. Independent Non-Executive Directors shall be appointed by notice in writing to the Company from an Investor Majority.

Alternate Directors

49.3	Any director (the “appointor”) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to exercise that director’s powers, and carry out that director’s responsibilities, in relation to the taking of decisions by the directors in the absence of the alternate’s appointor. A person that is a representative of or affiliated with a Competitor, Customer or Supplier may not be appointed as an alternate.

49.4	Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors. The notice must identify the proposed alternate, and, in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

49.5	An alternate director has the same rights, in relation to any directors’ meeting or directors’ written resolution, as the alternate’s appointor. Except as the Articles specify otherwise, alternate directors are deemed for all purposes to be directors, are liable for their own acts and omissions, are subject to the same restrictions as their appointors and are not deemed to be agents of or for their appointors.

49.6	A person who is an alternate director but not a director may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating), and may sign a written resolution (but only if it is not signed or to be signed by that person’s appointor). No alternate may be counted as more than one director for such purposes. An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director.

49.7	A director who is also an alternate director has an additional vote on behalf of each appointor who is not participating in a directors’ meeting and who would have been entitled to vote if they were participating in it.

49.8	A director who is also an alternate shall be entitled, in the absence of his appointor, to a separate vote on behalf of his appointor in addition to his own vote and to be counted as part of the quorum for directors’ meetings on his own account and in respect of the director for whom he is the alternate (provided that, in each case, that director would have been entitled to vote if they were participating in the directors’ meeting).

49.9	An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates.

50.	TERMINATION OF DIRECTOR’S APPOINTMENT

50.1	A person ceases to be a director as soon as:

(a)	notice in writing to that effect is given to the Company by an Investor Majority, or an Investor Special Majority in the case of Initial Independent Non-Executive Directors;

(b)	that person ceases to be a director by virtue of any provision of the Companies Law or is prohibited from being a director by law;

(c)	a bankruptcy order is made against that person;

(d)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(e)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than six months;

(f)	notification is received by the Company from that person that he is resigning from office, and such resignation has taken effect in accordance with its terms; or

(g)	that person is convicted of a criminal offence (other than a motoring offence not resulting in disqualification) and the directors resolve that his office be vacated.

51.	DIRECTORS’ REMUNERATION

51.1	Directors may undertake any services for the Company that the directors decide.

51.2	Directors who are not employed by any member (or any Affiliate of any member) or the Group shall be entitled to such reasonable and customary remuneration as the directors may from time to time determine which shall be consistent with market practice and subject to an aggregate maximum amount to be determined by the Remuneration Committee:

(a)	for their services to the Company as directors; and

(b)	for any other service which they undertake for the Company.

51.3	Subject to the Articles, a director’s remuneration may:

(a)	take any form; and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

51.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

51.5	Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration or benefits which they receive as directors or other officers or Employees of the Company’s subsidiary undertakings or of the Company’s parent undertakings from time to time or of any other body corporate in which the Company or any such parent undertaking is interested.

52.	DIRECTORS’ EXPENSES

52.1	The Company may pay any reasonable expenses which the directors and the company secretary (if any) properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors;

(b)	general meetings; or

(c)	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

53.	COMPANY SECRETARY

The directors shall appoint such person who is willing to act as the company secretary for such term, at such remuneration, and upon such conditions as they may think fit and may from time to time remove such person and appoint a replacement in each case by a decision of the directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

54.	PROCEDURE FOR DECLARING DIVIDENDS

54.1	Subject to Article 4 (Income), the Company may by resolution of an Investor Majority declare dividends, and the directors may decide to declare and pay interim dividends.

54.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

54.3	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

54.4	Unless the members’ resolution to declare or directors’ decision to declare and pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

55.	CALCULATION OF DIVIDENDS

55.1	Except as otherwise provided by the Articles or the rights attached to shares, all dividends must be:

(a)	declared and paid according to the proportions paid up on the shares on which the dividend is paid; and

(b)	apportioned and paid proportionately to the proportions paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

55.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

55.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

56.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

56.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)	sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

56.2	In the Articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share;

(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

57.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

57.1	If:

(a)	a share is subject to the Company’s lien; and

(b)	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

57.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

57.3	The Company must notify the distribution recipient in writing of:

(a)	the fact and amount of any such deduction;

(b)	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

(c)	how the money deducted has been applied.

58.	NO INTEREST ON DISTRIBUTIONS

58.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued; or

(b)	the provisions of another agreement between the holder of that share and the Company.

59.	UNCLAIMED DISTRIBUTIONS

59.1	All dividends or other sums which are:

(a)	payable in respect of shares; and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

59.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

59.3	If:

(a)	12 years have passed from the date on which a dividend or other sum became due for payment; and

(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

60.	NON-CASH DISTRIBUTIONS

60.1	Subject to the terms of issue of the share in question and the provisions of the Companies Law, the Company may, by resolution of an Investor Majority on the recommendation of the directors decide to make all or part of a dividend or other distribution by transferring non-cash assets (including shares or other securities in any company).

60.2	For the purposes of making a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

61.	WAIVER OF DISTRIBUTIONS

61.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder; or

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

62.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

62.1	Subject to the Articles, the directors may, if they are so authorised by resolution of an Investor Special Majority:

(a)	decide to capitalise any profits of the Company, or any sum standing to the credit of any capital or revenue reserve fund of the Company; and

(b)	appropriate any sum which they so decide to capitalise (“capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (“persons entitled”) and in the same proportions.

62.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled; and

(b)	in the same proportions as a dividend would have been distributed to them.

62.3	Any capitalised sum may be applied in paying up new shares of an amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

62.4	A capitalised sum which was appropriated from amounts which would otherwise have been distributable pursuant to the Companies Law may, subject to compliance with the Companies Law, be applied in or towards paying up any amounts unpaid on existing shares held by the persons entitled or in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

62.5	Subject to the Articles the directors may:

(a)	apply capitalised sums in accordance with Articles 62.3 and 62.4 partly in one way and partly in another;

(b)	make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this Article 62 (Authority To Capitalise And Appropriation Of Capitalised Sums) (including the issuing of fractional certificates or the making of cash payments); and

(c)	authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this Article 62 (Authority To Capitalise And Appropriation Of Capitalised Sums).

ORGANISATION OF GENERAL MEETINGS

63.	CONVENING OF GENERAL MEETINGS

63.1	The directors may call general meetings whenever they think fit.

63.2	The directors may be required to call a general meeting or hold a shareholder vote in accordance with the Companies Law.

64.	NOTICE OF GENERAL MEETINGS

64.1	At least fourteen days’ notice shall be given of every general meeting, including without limitation, every general meeting called for the passing of a special resolution.

64.2	A meeting of the Company shall notwithstanding that it is called by shorter notice than that specified in Article 64.1 be deemed to have been duly called if it is so agreed:

(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting by a majority in number of the members having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by the Companies Law.

64.3	Every notice shall specify the place the day and the time of the meeting and the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such.

64.4	Subject to the provisions of these Articles and to any restrictions imposed on any shares, notice of every general meeting shall be given to all the members, to all persons entitled to a share in consequence of the death, bankruptcy or incapacity of a member, to the Company’s auditors (if any) and to every director who has notified the company secretary in writing of his desire to receive notice of general meetings.

64.5	In every notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a member.

64.6	The accidental omission to give notice of a meeting to or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at that meeting.

65.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

65.1	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

65.2	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

65.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

65.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

65.5	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

66.	QUORUM FOR GENERAL MEETINGS

No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The quorum for a general meeting is any three (3) members present in person or by proxy or otherwise represented at the meeting, who in aggregate hold at least 30% of the Ordinary Shares in issue.

67.	CHAIRING GENERAL MEETINGS

67.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

67.2	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present; or

(b)	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

67.3	The person chairing a meeting in accordance with this Article 66 (Chairing General Meetings) is referred to as the “chairman of the meeting”.

68.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

68.1	Directors may attend and speak at general meetings, whether or not they are members.

68.2	The chairman of the meeting may permit other persons who are not:

(a)	members; or

(b)	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

69.	ADJOURNMENT

69.1	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

69.2	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment; or

(b)	it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

69.3	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

69.4	When adjourning a general meeting, the chairman of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

69.5	If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least seven clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given; and

(b)	containing the same information which such notice is required to contain.

69.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

70.	CLASS MEETINGS

Save as otherwise provided in these Articles, all the provisions of these Articles and of the Companies Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to separate meetings of the holders of any class of shares, but so that any holder of shares of the class in question present in person or by proxy may demand a poll.

VOTING AT GENERAL MEETINGS

71.	VOTING: GENERAL

71.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

71.2	No member shall vote at any general meeting, either in person or by proxy, in respect of any share held by him unless all monies presently payable by him in respect of that share have been paid.

72.	ERRORS AND DISPUTES

72.1	No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

72.2	Any such objection must be referred to the chairman of the meeting, whose decision is final.

73.	POLL VOTES

73.1	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote; or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

73.2	A poll on a resolution may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	two or more persons having the right to vote on the resolution;

(d)	a person or persons representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution; or

(e)	a person or persons holding shares conferring a right to vote on the resolution on which not less than one tenth of the total sum paid up on all the shares conferring that right.

73.3	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken; and

(b)	the chairman of the meeting consents to the withdrawal.

A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.

73.4	Polls must be taken immediately and in such manner as the chairman of the meeting directs.

74.	CONTENT OF PROXY NOTICES

74.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the member appointing the proxy;

(b)	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)	is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate not less than 48 hours before the time appointed for holding the meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting to which they relate, and a proxy notice which is not delivered in such manner shall be invalid unless the directors in their absolute discretion at any time before the start of the meeting otherwise determine.

74.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

74.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions and the proxy is obliged to vote or abstain from voting in accordance with the specified instructions. However, the Company is not obliged to check whether a proxy votes or abstains from voting as he has been instructed and shall incur no liability for failing to do so. Failure by a proxy to vote or abstain from voting as instructed at a meeting shall not invalidate proceedings at that meeting.

74.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

75.	DELIVERY OF PROXY NOTICES

75.1	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

75.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

75.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

75.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

76.	AMENDMENTS TO RESOLUTIONS

76.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine); and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

76.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

76.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

77.	WRITTEN RESOLUTIONS

77.1	Members may, subject to the terms of these Articles, pass a resolution in writing (other than in respect of a resolution removing an auditor) without holding a meeting if such resolution in writing is passed:

(a)	by all the members, who at the date that such resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting of the members of the Company, such resolution to be passed by such members:

(i)	signing a document indicating their agreement to the relevant resolution; or

(ii)	signing several documents in the like form each signed by one or more of those members indicating their agreement to the relevant resolution; or

(iii)	indicating their agreement to the relevant resolution on a document (which may be in hard copy or electronic form (including through the use of a website)); or

(b)	by a specified majority of the members who, at the date when that resolution is deemed to be passed, would be entitled to vote on the resolution, to be passed by such members:

(i)	signing a document indicating their agreement to the relevant resolution; or

(ii)	signing several documents in the like form each signed by one or more of those members indicating their agreement to the relevant resolution; or

(iii)	indicating their agreement to the relevant resolution on a document (which may be in hard copy or electronic form (including through the use of a website)); or

(iv)	having otherwise signified agreement to the resolution in accordance with Article 95(3B) of the Companies Law, and for these purposes, a “specified majority” means the higher of (A) the majority specified in Article 90(1A)(a) of the Companies Law; and (B) an Investor Majority, Investor Special Majority or Investor Super Majority (as the case may be, and in each case, subject to the terms of any agreement between the members), in each case, in respect of members who, at the date when such resolution is deemed to be passed would (subject to the terms of any agreement between the members and these Articles) be entitled to vote on the resolution if it were proposed at a meeting of the Company at which all such members were present, which resolution may be sent or submitted to members in hard copy or electronic form (or in any other form provided for under Article 78 (Means Of Communication To Be Used)). Such written resolution shall be as effective as if it had been passed at a meeting of all members entitled to vote on the resolution if it were proposed at a meeting of the Company which had been duly convened and held.

77.2	If a written resolution is described as a special resolution or as an ordinary resolution, it has effect accordingly (subject always, in the case of a written resolution passed pursuant to Article 77.1(b), to it having been passed by a specified majority of the relevant members as described therein).

ADMINISTRATIVE ARRANGEMENTS

78.	MEANS OF COMMUNICATION TO BE USED

78.1	Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the UK Companies Act provides for documents or information which are authorised or required by any provision of the UK Companies Act to be sent or supplied by or to any company which is subject to that Act.

78.2	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a)	if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom or Jersey, two Business Days after the date of posting;

(b)	if properly addressed and sent by prepaid airmail from or to any place outside the United Kingdom or Jersey, five Business Days after the date of posting;

(c)	if properly addressed and sent by air courier from or to any place outside the United Kingdom or Jersey, two Business Days after its delivery to a representative of the courier;

(d)	if properly addressed and sent by e-mail, two hours after it was sent provided that no automatic notification informing the sender that the message has not been delivered is received by the sender;

(e)	if properly addressed and delivered by hand, upon delivery; and

(f)	if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this Article 78 (Means Of Communications To Be Used), no account shall be taken of any part of a day that is not a Business Day and any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a Business Day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

78.3	In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the UK Companies Act.

78.4	Subject to the Articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

78.5	A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

78.6	To the extent permitted by applicable law, the Company may satisfy its obligations to deliver any information, notices and/or communication to Investors (the “Website Investors”) who accept this method of communication (and for the avoidance of doubt each Investor shall be deemed to accept this method of communication unless it has expressly notified the Company to the contrary) by posting (either directly or by way of another Group Company posting) this information, notice and/or other communication onto an electronic website designated by the Company (the “Designated Website”) if each Website Investor is aware of the address of and any relevant password specifications for the Designated Website.

78.7	If any Investor (a “Non-Website Investor”) does not agree to the delivery of information through the Designated Website then it shall notify the Company accordingly and the Company shall supply the information to such Non-Website Investor in accordance with Articles 78.2(a) to 78.2(e).

78.8	The Company shall (or shall procure that one of its representatives shall) supply each Website Investor with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company.

78.9	The Company shall promptly upon becoming aware of its occurrence notify (or shall procure notification of) the Website Investors if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided is posted onto the Designated Website;

(d)	any existing information which has been provided and posted onto the Designated Website is amended; or

(e)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

78.10	If the Company notifies (or procures the notification of) the Website Investors under Article 78.9(a) or Article 78.9(e) above, all information, notices and/or communication to be provided to Investors by the Company after the date of that notice shall be supplied in accordance with Articles 78.2(a) to 78.2(e) until the Company is satisfied that the circumstances giving rise to the notification are no longer continuing.

79.	COMPANY SEALS

79.1	The directors may determine that the Company shall have a seal. Subject to the Law, if the Company has a seal the directors may determine that it shall also have an official seal for use outside Jersey and an official seal for sealing securities issued by the Company or for sealing documents creating or evidencing securities so issued.

79.2	The directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the directors or of a committee of the directors authorised in that behalf by the directors.

79.3	The directors may from time to time make such regulations as they think fit determining the persons and the number of such persons who shall sign every instrument to which a seal is affixed and until otherwise so determined every such instrument shall be signed by one director and by the company secretary or by a second director.

79.4	The Company may authorise an agent appointed for the purpose to affix any seal of the Company to a document to which the Company is a party.

80.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons employed or formerly employed by any Group Company (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the relevant Group Company.

81.	ACCOUNTS AND AUDIT

81.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and:

(a)	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

(b)	enable the directors to ensure that any accounts prepared by the Company comply with requirements of the Companies Law.

81.2	The directors shall prepare accounts of the Company made up to such date in each year as the directors shall from time to time determine in accordance with and subject to the provisions of the Companies Law.

81.3	Subject to the terms of any agreement between the members, no member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by the Companies Law or authorised by the directors or by ordinary resolution of the Company.

81.4	The directors or the Company by resolution of an Investor Majority may from time to time appoint auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Companies Law.

OFFICERS’ INDEMNITY AND INSURANCE

82.	INDEMNITY

82.1	Every present or former officer shall be indemnified out of the assets of the Company against any loss or liability incurred by him by reason of being or having been such an officer.

82.2	This Article 82 (Indemnity) does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Law or by any other provision of law.

83.	INSURANCE

The directors may authorise the purchase or maintenance by the Company for any officer or any former officer of the Company of any such insurance as is permitted by the Companies Law in respect of any liability which would otherwise attach to such officer or former officer.